Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION
OF
ORIGIN BANCORP, INC.
ARTICLE I
NAME
The name of this Corporation is Origin Bancorp, Inc.
ARTICLE II
OBJECTS AND PURPOSES
The objects and purposes for which the Corporation is organized are to engage in any lawful business or activity for which corporations may be organized and in which they may engage under the laws of the State of Louisiana.
ARTICLE III
AUTHORIZED CAPITAL
A.The aggregate number of shares the Corporation shall have the authority to issue is (a) Fifty Million (50,000,000) shares of common stock of the par value of Five Dollars ($5.00) each, and (b) Two Million (2,000,000) shares of preferred stock.
B.Shares of preferred stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations, and relative rights of the shares of the preferred stock, and to establish and fix variations in the preferences, limitations, and relative rights as between different series of preferred stock.
C.SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES SBLF
RESOLVED, that pursuant to the provisions of the Articles of Incorporation and the Bylaws of the Corporation and applicable law, a series of preferred stock, having no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Senior Non-Cumulative Perpetual Preferred Stock, Series SBLF” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 48,260.
Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Amendment to the same extent as if such provisions had been set forth in full herein.
Part 3. Definitions. The following terms are used in these Articles of Amendment (including the Standard Provisions in Schedule A hereto) as defined below:
(a)“Common Stock” means the common stock, par value $5.00 per share, of the Corporation.
(b)“Definitive Agreement” means that certain Securities Purchase Agreement by and between Corporation and Treasury, dated as of the Signing Date.

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(c)“Junior Stock” means the Common Stock, and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.
(d)“Liquidation Amount” means $1,000 per share of Designated Preferred Stock.
(e)“Minimum Amount” means (i) the amount equal to twenty-five percent (25%) of the aggregate Liquidation Amount of Designated Preferred Stock issued on the Original Issue Date or (ii) all of the outstanding Designated Preferred Stock, if the aggregate liquidation preference of the outstanding Designated Preferred Stock is less than the amount set forth in the preceding clause (i).
(f)“Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).
(g)“Signing Date” means July 6, 2011.
(h)“Treasury” means the United States Department of the Treasury and any successor in interest thereto.
Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.
D.SERIES D NONVOTING CONVERTIBLE PREFERRED STOCK
RESOLVED, that pursuant to the provisions of the authority conferred upon the Board of Directors in accordance with the provisions of the Articles of Incorporation, a new class of preferred stock to be designated as Series D Nonvoting Convertible Preferred Stock, of no par value per share, of the Company to consist of 950,000 shares be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional and other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as set forth in the Certificate of Designation attached hereto as Schedule B.
ARTICLE IV
DIRECTORS
A.The number of directors of the Corporation shall be not less than three (3) nor more than twenty-five (25). The directors elected at the annual meeting of shareholders in 1999 shall be divided into three classes (Class A, Class B and Class C) by the Chairman of the Board at the first meeting of the Board of Directors held after the annual meeting of shareholders in 1999, with each class to be as nearly equal in number as possible. The initial term of office of Class A directors shall expire at the annual meeting of the shareholders in 2000, that of Class B shall expire at the annual meeting of the shareholders in 2001, and that of Class C shall expire at the annual meeting of the shareholders in 2002. The term of office of each class of directors after their initial term shall be three (3) years, and each director shall hold office until the annual meeting of shareholders for the year in which his or her respective term expires and until his or her respective successor shall be elected and shall be qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.
B.The number of directors may be increased or decreased within the limits set forth above by a vote of not less than two-thirds of the total number of directors then holding office (i.e., not including any vacant directorships), provided that a decrease in the number of directors shall not shorten an incumbent director’s term.
C.Each director shall be elected by the vote of a majority of the votes cast by the holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present, provided that if the number of director nominees exceeds the number of directors to be elected at such a meeting, the directors shall be elected by

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a plurality of the votes cast by the holders of shares entitled to vote at such meeting at which a quorum is present. For purposes of this paragraph, (i) a majority of the votes cast shall mean that the number of shares that voted “for” the election of a director exceeds the number of shares voted “against” that director, and (ii) abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” the election of any director. Shareholders shall not have cumulative voting in the election of directors.
D.Until otherwise provided in the Bylaws, any director absent from a meeting may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director, filed with the Secretary.
E.Subject to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE V
UNCLAIMED PROPERTY
The shareholders of the Corporation hereby relinquish in favor of the Corporation any and all right to, or title or interest in, and hereby transfer to the Corporation, all cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within a reasonable time as determined by the Board of Directors (not less than one year) after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or to deliver the certificates for the shares to such shareholders within such time, and the same shall, at the expiration of such time, be deemed transferred to and vested in full ownership in the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, to any shareholder shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has been become vested in the Corporation pursuant hereto, to the person or entity who or which would be entitled thereto had such transfer not occurred..
ARTICLE VI
VOTING AMENDMENTS
A.Notwithstanding any other provision of these Articles, the affirmative vote of at least two-thirds (2/3) of the total voting power of the Corporation shall be required to amend or repeal Article VI, Article VII and this Article VII, and any repeal or amendment of Article VI, Article VII or Article VII by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment or the rights of any director or officer to indemnification pursuant to Article VIII that may have arisen prior to such appeal or amendment.
B.The Bylaws of the Corporation may be amended by a vote of not less than two-thirds of the total number of directors then holding office, subject to the power of the shareholders, acting by a vote of the holders of not less than two-thirds (2/3) of the total voting power of the Corporation, to change or repeal the Bylaws, including any amendments to the Bylaws made by the Board of Directors.
ARTICLE VII
LIMITATION OF LIABILITY
The personal liability of directors and officers of this Corporation to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, or otherwise, shall be limited or eliminated to the fullest extent permitted by Section 1-832 of the LBCA, the provisions of the Louisiana Banking Law and any other provision of applicable law, as amended or supplemented from time to time.

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ARTICLE VIII
INDEMNIFICATION
This Corporation shall, to the fullest extent permitted by Subpart E of Part 8 of the LBCA, as the same may be amended or supplemented from time to time, and as consistent with the bylaws of the Corporation, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, as to action in his or her official capacity while holding such office.
The expenses of directors and officers incurred as a party to any threatened, pending or completed proceeding, shall be paid by the Corporation as they are incurred and in advance of the final disposition of the proceeding; provided, however, that the advance payment of expenses shall be made only upon receipt by the Corporation of both a written affirmation from the director or officer of his or her good faith belief that he/she has met the standard of conduct necessary for indemnification under the LBCA and the bylaws of the Corporation and an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that the director or officer has not met the required standards of conduct.
The right to indemnification and the payment or advancement of expenses as they are incurred and in advance of the final disposition of an action, suit, or proceeding shall not be exclusive of any other right to which a person may be entitled under these articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise; provided, however, that all rights to indemnification and to the payment or advancement of expenses are valid only to the extent that they are consistent with the LBCA. The right to indemnification shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, next of kin, executors, administrators and legal representatives.
The Corporation may, but need not, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any other employee or agent of the Corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of the LBCA and of this Article, subject to the imposition of such conditions or limitations as the Board of Directors of the Corporation may deem necessary or appropriate.
The Board of Directors of the Corporation may establish rules and procedures, not inconsistent with the provisions of this Article, to implement the provisions of this Article.
The provisions of this Article are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations promulgated from time to time by applicable federal banking agencies. The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.
ARTICLE IX
SPECIAL MEETINGS OF SHAREHOLDERS
Except as otherwise specifically provided by law, special meetings of the shareholders of the Corporation may be called by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Corporation, and shall be called by the Secretary of the Corporation upon the written demand of the holders of at least 25% of all shares entitled to vote at the proposed meeting pursuant to a request made in accordance with procedures set forth in the Bylaws. Business transacted at any special meeting shall be confined to the purposes stated in the notice thereof.

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Schedule A

STANDARD PROVISIONS
Section 1    General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation (“Issuer”), as set forth below.
Section 2.    Standard Definitions. As used herein with respect to Designated Preferred Stock:
(a)“Acquiror,” in any Holding Company Transaction, means the surviving or resulting entity or its ultimate parent in the case of a merger or consolidation or the transferee in the case of a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole.
(b)“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly through one or more intermediaries, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.
(c)“Applicable Dividend Rate” has the meaning set forth in Section 3(a).
(d)“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(e)“Bank Holding Company” means a company registered as such with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.
(f)“Baseline” means the “Initial Small Business Lending Baseline” set forth on the Initial Supplemental Report (as defined in the Definitive Agreement), subject to adjustment pursuant to Section 3(a).
(g)“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.
(h)“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.
(i)“Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.
(j)“Call Report” has the meaning set forth in the Definitive Agreement.
(k)“Certificate of Designation” means the Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
(l)“Charge-Offs” means the net amount of loans charged off by the Issuer or, if the Issuer is a Bank Holding Company or a Savings and Loan Holding Company, by the IDI Subsidiary(ies) during quarters that begin on or after the Signing Date, determined as follows:

(i)if the Issuer or the applicable IDI Subsidiary is a bank, by subtracting (A) the aggregate dollar amount of recoveries reflected on line RIAD4605 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line RIAD4635 of its Call Reports for such quarters (without duplication as a result of such dollar amounts being reported on a year-to-date basis); or
(ii)if the Issuer or the applicable IDI Subsidiary is a thrift, by subtracting (A) the sum of the aggregate dollar amount of recoveries reflected on line VA140 of its Call Reports for such quarters and the aggregate dollar amount of adjustments reflected on line VA150 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line VA160 of its Call Reports for such quarters.
(m)“Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.
(n)“CPP Lending Incentive Fee” has the meaning set forth in Section 3(e).
(o)“Current Period” has the meaning set forth in Section 3(a)(i)(2).
(p)“Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year.
(q)“Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, however, the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date (the “Initial Dividend Period”).
(r)“Dividend Record Date” has the meaning set forth in Section 3(b).
(s)    “Dividend Reference Period” has the meaning set forth in Section 3(a)(i)(2).
(t)    “GAAP” means generally accepted accounting principles in the United States.
(u)    “Holding Company Preferred Stock” has the meaning set forth in Section 7(c)(v).
(v)    “Holding Company Transaction” means the occurrence of (a) any transaction (including, without limitation, any acquisition, merger or consolidation) the result of which is that a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (i) becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under that Act, of common equity of the Issuer representing more than 50% of the voting power of the outstanding Common Stock or (ii) is otherwise required to consolidate the Issuer for purposes of generally accepted accounting principles in the United States, or (b) any consolidation or merger of the Issuer or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any Person other than one of the Issuer’s subsidiaries; provided that, in the case of either clause (a) or (b), the Issuer or the Acquiror is or becomes a Bank Holding Company or Savings and Loan Holding Company.
(w)    “IDI Subsidiary” means any Issuer Subsidiary that is an insured depository institution.
(x)    “Increase in QSBL” means:
(i)    with respect to the first (1st) Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL set forth in the Initial Supplemental Report (as defined in the Definitive Agreement); and
(ii)    with respect to each subsequent Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL for the Dividend Reference Period for the Current Period.

(y)    “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.
(z)    “Issuer Subsidiary” means any subsidiary of the Issuer.
(aa)    “Liquidation Preference” has the meaning set forth in Section 4(a).
(bb)    “Non-Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by subtracting the Qualifying Portion Percentage from one (1).
(cc)    “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.
(dd)    “Percentage Change in QSBL” has the meaning set forth in Section 3(a)(ii).
(ee)    “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
(ff)    “Preferred Director” has the meaning set forth in Section 7(c).
(gg)    “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.
(hh)    “Previously Acquired Preferred Shares” has the meaning set forth in the Definitive Agreement.
(ii)    “Private Capital” means, if the Issuer is Matching Private Investment Supported (as defined in the Definitive Agreement), the equity capital received by the Issuer or the applicable Affiliate of the Issuer from one or more non-governmental investors in accordance with Section 1.3(m) of the Definitive Agreement.
(jj)    “Publicly-traded” means a company that (i) has a class of securities that is traded on a national securities exchange and (ii) is required to file periodic reports with either the Securities and Exchange Commission or its primary federal bank regulator.
(kk)    “Qualified Small Business Lending” or “QSBL” means, with respect to any particular Dividend Period, the “Quarter-End Adjusted Qualified Small Business Lending” for such Dividend Period set forth in the applicable Supplemental Report.
(ll)    “Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by dividing (i) the Increase in QSBL for such Dividend Period by (ii) the aggregate Liquidation Amount of then-outstanding Designated Preferred Stock.
(mm)    “Savings and Loan Holding Company” means a company registered as such with the Office of Thrift Supervision pursuant to 12 U.S.C. §1467a(b) and the regulations of the Office of Thrift Supervision promulgated thereunder.
(nn)    “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from the date of the Issuer’s most recent consolidated financial statements prior to the Signing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.
(oo)    “Signing Date Tier 1 Capital Amount” means $121,619,000.

(pp)    “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Designated Preferred Stock.
(qq)    “Supplemental Report” means a Supplemental Report delivered by the Issuer to Treasury pursuant to the Definitive Agreement.
(rr)    “Tier 1 Dividend Threshold” means, as of any particular date, the result of the following formula:
( ( A + B – C ) * 0.9 ) – D
where:

A =	Signing Date Tier 1 Capital Amount;

B =	the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury;

C =	the aggregate amount of Charge-Offs since the Signing Date; and

D =
(i) beginning on the first day of the eleventh (11th) Dividend Period, the amount equal to ten percent (10%) of the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury as of the Effective Date (without regard to any redemptions of Designated Preferred Stock that may have occurred thereafter) for every one percent (1%) of positive Percentage Change in Qualified Small Business Lending between the ninth (9th) Dividend Period and the Baseline; and

(ii) zero (0) at all other times.
(ss)    “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Section 7(d) of these Standard Provisions that form a part of the Certificate of Designation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
Section 3.    Dividends.
(a)    Rate.
(i)    The “Applicable Dividend Rate” shall be determined as follows:

(1)	With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be one percent (1.0%).

(2)	With respect to each of the second (2nd) through the tenth (10th) Dividend Periods, inclusive (in each case, the “Current Period”), the Applicable Dividend Rate shall be:
(A)    (x) the applicable rate set forth in column “A” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the Dividend Period that was two Dividend Periods prior to the Current Period (the “Dividend Reference Period”) and the Baseline, multiplied by (y) the Qualifying Portion Percentage; plus

(B)    (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage.
In each such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the Dividend Reference Period.

(3)
With respect to the eleventh (11th) through the eighteenth (18th) Dividend Periods, inclusive, and that portion of the nineteenth (19th) Dividend Period prior to, but not including, the four and one half (4½) year anniversary of the Original Issue Date, the Applicable Dividend Rate shall be:

(A)    (x) the applicable rate set forth in column “B” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the ninth (9th) Dividend Period and the Baseline, multiplied by (y) the Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period; plus
(B)    (x) five percent (5%) multiplied by (y) the Non-Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period.
In such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the ninth (9th) Dividend Period.

(4)
With respect to (A) that portion of the nineteenth (19th) Dividend Period beginning on the four and one half (4½) year anniversary of the Original Issue Date and (B) all Dividend Periods thereafter, the Applicable Dividend Rate shall be nine percent (9%).

(5)
Notwithstanding anything herein to the contrary, if the Issuer fails to submit a Supplemental Report that is due during any of the second (2nd) through tenth (10th) Dividend Periods on or before the sixtieth (60th) day of such Dividend Period, the Issuer’s QSBL for the Dividend Period that would have been covered by such Supplemental Report shall be zero (0) for purposes hereof.

(6)
Notwithstanding anything herein to the contrary, but subject to Section 3(a)(i)(5) above, if the Issuer fails to submit the Supplemental Report that is due during the tenth (10th) Dividend Period, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(3) and (4). The Applicable Dividend Rate shall be re-determined effective as of the first day of the calendar quarter following the date such failure is remedied, provided it is remedied prior to the four and one half (4½) anniversary of the Original Issue Date.

(7)
Notwithstanding anything herein to the contrary, if the Issuer fails to submit any of the certificates required by Sections 3.1(d)(ii) or 3.1(d)(iii) of the Definitive Agreement when and as required thereby, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(2) or (3) above until such failure is remedied.

(ii)    The “Percentage Change in Qualified Lending” between any given Dividend Period and the Baseline shall be the result of the following formula, expressed as a percentage:

( QSBL for the Dividend Period – Baseline )	x 100
Baseline
(iii)    The following table shall be used for determining the Applicable Dividend Rate:

	The Applicable Dividend Rate shall be:
If the Percentage Change in Qualified Lending is:	Column “A” (each of the 2nd – 10th Dividend Periods)	Column “B” (11th – 18th, and the first part of the 19th, Dividend Periods)
0% or less	5%	7%
More than 0%, but less than 2.5%	5%	5%
2.5% or more, but less than 5%	4%	4%
5% or more, but less than 7.5%	3%	3%
7.5% or more, but less than 10%	2%	2%
10% or more	1%	1%
(iv)    If the Issuer consummates a Business Combination, a purchase of loans or a purchase of participations in loans and the Designated Preferred Stock remains outstanding thereafter, then the Baseline shall thereafter be the “Quarter-End Adjusted Small Business Lending Baseline” set forth on the Quarterly Supplemental Report (as defined in the Definitive Agreement).
(b)    Payment. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to:
(i)    each Dividend Period (other than the Initial Dividend Period) at a rate equal to one-fourth (¼) of the Applicable Dividend Rate with respect to each Dividend Period on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date; and
(ii)    the Initial Dividend Period, on the first such Dividend Payment Date to occur at least twenty (20) calendar days after the Original Issue Date, an amount equal to (A) the Applicable Dividend Rate with respect to the Initial Dividend Period multiplied by (B) the number of days from the Original Issue Date to the last day of the Initial Dividend Period (inclusive) divided by 360.
In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. For avoidance of doubt, “payable quarterly in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.
The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designation).
(c)    Non-Cumulative. Dividends on shares of Designated Preferred Stock shall be non-cumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period:
(i)    the holders of Designated Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Issuer shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock; and
(ii)    the Issuer shall, within five (5) calendar days, deliver to the holders of the Designated Preferred Stock a written notice executed by the Chief Executive Officer and the Chief Financial Officer of the Issuer stating the Board of Directors’ rationale for not declaring dividends.
(d)    Priority of Dividends; Restrictions on Dividends.
(i)    Subject to Sections 3(d)(ii), (iii) and (v) and any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Issuer’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may declare and pay dividends on the Common Stock, any other shares of Junior Stock, or Parity Stock, in each case only if (A) after giving effect to such dividend the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold, and (B) full dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid.
(ii)    If a dividend is not declared and paid in full on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however, that in any such Dividend Period in which a dividend is declared and paid on the Designated Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of a covenant by which the Issuer is bound.
(iii)    When dividends have not been declared and paid in full for an aggregate of four (4) Dividend Periods or more, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the Issuer shall, within five (5) calendar days of each missed payment, deliver to the holders of the Designated Preferred Stock a certificate executed by at least a majority of the Board of Directors stating that the Board of Directors used its best efforts to declare and pay such dividends in a manner consistent with (A) safe and sound banking practices and (B) the directors’ fiduciary obligations.
(iv)    Subject to the foregoing and Section 3(e) below and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common

Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.
(v)    If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock.
(e)    Special Lending Incentive Fee Related to CPP. If Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date and the Issuer did not apply to Treasury to redeem such Previously Acquired Preferred Shares prior to December 16, 2010, and if the Issuer’s Supplemental Report with respect to the ninth (9th) Dividend Period reflects an amount of Qualified Small Business Lending that is less than or equal to the Baseline (or if the Issuer fails to timely file a Supplemental Report with respect to the ninth (9th) Dividend Period), then beginning on April 1, 2014 and on all Dividend Payment Dates thereafter ending on April 1, 2016, the Issuer shall pay to the Holders of Designated Preferred Stock, on each share of Designated Preferred Stock, but only out of assets legally available therefor, a fee equal to 0.5% of the Liquidation Amount per share of Designated Preferred Stock (“CPP Lending Incentive Fee”). All references in Section 3(d) to “dividends” on the Designated Preferred Stock shall be deemed to include the CPP Lending Incentive Fee.
Section 4.    Liquidation Rights.
(a)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends on each such share (such amounts collectively, the “Liquidation Preference”).
(b)    Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
(c)    Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.
(d)    Merger, Consolidation and Sale of Assets Is Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.
Section 5.    Redemption.
(a)    Optional Redemption.
(i)    Subject to the other provisions of this Section 5:

(1)
The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding; and

(2)
If, after the Signing Date, there is a change in law that modifies the terms of Treasury’s investment in the Designated Preferred Stock or the terms of Treasury’s Small Business Lending Fund program in a materially adverse respect for the Issuer, the Issuer may, after consultation with the Appropriate Federal Banking Agency, redeem all of the shares of Designated Preferred Stock at the time outstanding.

(ii)    The per-share redemption price for shares of Designated Preferred Stock shall be equal to the sum of:

(1)	the Liquidation Amount per share,

(2)
the per-share amount of any unpaid dividends for the then current Dividend Period at the Applicable Dividend Rate to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period; and

(3)	the pro rata amount of CPP Lending Incentive Fees for the current Dividend Period.
The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
(b)    No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.
(c)    Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
(d)    Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable, but in any event the shares to be redeemed shall not be less than the Minimum Amount. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time, subject to the approval of the Appropriate Federal Banking Agency. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(e)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.
(f)    Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).
Section 6.    Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
Section 7.    Voting Rights.
(a)    General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b)    Board Observation Rights. Whenever, at any time or times, dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of five (5) Dividend Periods or more, whether or not consecutive, the Issuer shall invite a representative selected by the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors in connection with such meetings; provided, that the holders of the Designated Preferred Stock shall not be obligated to select such a representative, nor shall such representative, if selected, be obligated to attend any meeting to which he/she is invited. The rights of the holders of the Designated Preferred Stock set forth in this Section 7(b) shall terminate when full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, subject to revesting in the event of each and every subsequent default of the character above mentioned.
(c)    Preferred Stock Directors. Whenever, at any time or times, (i) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than thirty days later, the President of the Company shall promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the Designated

Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
(d)    Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the written consent of (x) Treasury if Treasury holds any shares of Designated Preferred Stock, or (y) the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, if Treasury does not hold any shares of Designated Preferred Stock, shall be necessary for effecting or validating:
(i)    Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;
(ii)    Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock;
(iii)    Share Exchanges, Reclassifications, Mergers and Consolidations. Subject to Section 7(d)(v) below, any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, that in all cases, the obligations of the Issuer are assumed (by operation of law or by express written assumption) by the resulting entity or its ultimate parent;
(iv)    Certain Asset Sales. Any sale of all, substantially all, or any material portion of, the assets of the Company, if the Designated Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; and
(v)    Holding Company Transactions. Any consummation of a Holding Company Transaction, unless as a result of the Holding Company Transaction each share of Designated Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Issuer or the Acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Holding Company Preferred Stock on terms that are equivalent to the terms set forth herein, and shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such conversion or exchange, taken as a whole;
provided, however, that for all purposes of this Section 7(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.
(e)    Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
(f)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.
Section 8.    Restriction on Redemptions and Repurchases.
(a)    Subject to Sections 8(b) and (c), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may repurchase or redeem any shares of Capital Stock (as defined below), in each case only if (i) after giving effect to such dividend, repurchase or redemption, the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).
(b)    If a dividend is not declared and paid on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, neither the Issuer nor any Issuer Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary, or any trust preferred securities issued by the Issuer or any Affiliate of the Issuer (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Designated Preferred Stock and (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iii) the acquisition by the Issuer or any of the Issuer

Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any other Issuer Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (iv), solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock, (v) redemptions of securities held by the Issuer or any wholly-owned Issuer Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to (x) if Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date, the original issue date of such Previously Acquired Preferred Shares, or (y) otherwise, the Signing Date).
(c)    If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries.
Section 9.    No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 10.    References to Line Items of Supplemental Reports. If Treasury modifies the form of Supplemental Report, pursuant to its rights under the Definitive Agreement, and any such modification includes a change to the caption or number of any line item on the Supplemental Report, then any reference herein to such line item shall thereafter be a reference to such re-captioned or re-numbered line item.
Section 11.    Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.
Section 12.    Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.
Section 13.    Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.
Section 14.    Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Schedule B

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES D NONVOTING CONVERTIBLE PREFERRED STOCK
OF
ORIGIN BANCORP, INC.
Origin Bancorp, Inc., a corporation organized and existing under the laws of the State of Louisiana (the “Corporation”) DOES HEREBY CERTIFY:
That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on December 10, 2012 adopted the following resolution creating a series of 950,000 shares of preferred stock designated as “Series D Nonvoting Convertible Preferred Stock” of no par value per share:
RESOLVED, that pursuant to the authority conferred upon the Board of Directors in accordance with the provisions of the Articles of Incorporation, a series of preferred stock, of no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.	Definitions. As used herein, the following terms have the following meanings:
(a)    “Affiliate” has the meaning set forth in 12 C.F.R. §225.2(a) or any successor provision.
(b)    “Articles of Incorporation” means the Articles of Incorporation of the Corporation, as amended and in effect from time to time.
(c)    “Board of Directors” means the board of directors of the Corporation.
(d)    “business day” means any day other than a Saturday or a Sunday or a day on which banks in the State of Louisiana are authorized or required by law, executive order or regulation to close.
(e)    “By-Laws” means the By-Laws of the Corporation, as amended and in effect from time to time.
(f)    “Certificate” means a certificate representing one or more shares of Series D Preferred Stock.
(g)    “Certificate of Designation” means this Certificate of Designation, Preferences and Rights of Series D Preferred Stock.
(h)    “Common Stock” means the common stock of the Corporation, par value of five U.S. dollars ($5.00) per share.
(i)    “Corporation” means Origin Bancorp, Inc., a corporation organized and existing under the laws of the State of Louisiana, and any successor Person.
(j)    “Dividends” has the meaning set forth in Section 3.
(k)    “Mandatory Conversion” has the meaning set forth in Section 5(b)(ii).
(l)    “Mandatory Conversion Date” has the meaning set forth in Section 5(b)(ii).

(m)    “Notice of Conversion” has the meaning set forth in Section 5(b)(iii).
(n)    “Permissible Transfer” means a transfer by the holder of Series D Preferred Stock (i) to an Affiliate of such holder or to the Corporation, (ii) in a widespread public distribution of Common Stock or Series D Preferred Stock, (iii) in which no transferee (or group of associated transferees) would receive 2% or more of any class of Voting Securities of the Corporation (including pursuant to a related series of such transfers), or (iv) to a transferee that would control more than a majority of the Voting Securities of the Corporation (not including Voting Securities such Person is acquiring from the transferor).
(o)    “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.
(p)    “Reorganization Event” means (i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property or assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person; or (iii) any change, including by capital reorganization, reclassification or otherwise (other than a transaction resulting in an adjustment pursuant to Section 3(b) below), of the Common Stock into securities including securities other than Common Stock.
(q)    “Series D Liquidation Preference” has the meaning set forth in Section 4(b).
(r)    “Series D Preferred Stock” has the meaning set forth in Section 2.
(s)    “Voluntary Conversion” has the meaning set forth in Section 5(b)(i).
(t)    “Voluntary Conversion Date” has the meaning set forth in Section 5(b)(i).
(u)    “Voting Security” has the meaning set forth in 12 C.F.R. §225.2(q) or any successor provision.

2.
Designation and Amount. There shall be a series of preferred stock of the Corporation, of no par value per share, which shall be designated “Series D Nonvoting Convertible Preferred Stock” (the “Series D Preferred Stock”), and the number of shares constituting that series shall be 950,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate in accordance with the provisions of the laws of the State of Louisiana stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number that is less than the number of shares of Series D Preferred Stock then outstanding plus the number of shares of Series D Preferred Stock issuable upon exercise of then outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. Shares of Series D Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized and unissued shares of preferred stock, undesignated as to series and available for future issuance.

3.	Dividends and Distributions; Adjustments for Combinations and Divisions of Common Stock.
(a)    Holders of Series D Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, non-cumulative Dividends (as defined below) in the amounts determined as set forth in this Section 3, and no more. The Series D Preferred Stock will rank subordinate and junior to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series D Preferred Stock and shall rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to the issuance of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). The holders of record of Series D Preferred Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as the Dividends paid on a share of Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless an identical Dividend is payable at the same time on the Series D Preferred Stock; provided, however, that if a stock Dividend is declared on Common Stock, the holders of Series D Preferred Stock will be entitled to a stock Dividend payable solely in shares of Series D Preferred Stock. Dividends that are payable on Series D Preferred Stock will be payable to the holders of record of Series D Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock. In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Series D Preferred Stock will have no right to receive any Dividends.
(b)    Subject to Section 6 below, in the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the Series D Preferred Stock will, concurrently with the effectiveness of such event, be proportionately split, reclassified, combined, consolidated, reverse-split or otherwise, as appropriate, such that the number of shares of Common Stock and Series D Preferred Stock outstanding immediately following such event shall bear the same relationship to each other as did the number of shares of Common Stock and Series D Preferred Stock outstanding immediately prior to such event.

4.	Liquidation, Dissolution or Winding Up.
(a)    Rank. The Series D Preferred Stock will, with respect to rights upon liquidation, winding up and dissolution, rank subordinate and junior in right of payment to all other shares of preferred stock other than those which, by their respective terms, rank pari passu with or junior to the Series D Preferred Stock and shall rank senior to the Common Stock in respect of the Series D Liquidation Preference as set forth below.
(b)    Liquidation Preference. Upon any voluntary liquidation, dissolution or winding up of the Corporation, subject to the rights of any holders of securities to which the rights of the holders of the Series D Preferred Stock are subordinate or on parity, the holders of Series D Preferred Stock shall be entitled to receive, and no distribution shall be made to the holders of shares of Common Stock or any other shares of capital stock of the Corporation ranking junior upon liquidation, dissolution or winding up to the Series D Preferred Stock, unless, prior thereto, the holders of Series D Preferred Stock shall have received an amount (the “Series D Liquidation Preference”) equal to the greater of (i) one cent ($0.01) per share and (ii) the amount the holder of such share of Series D Preferred Stock would receive in respect of such share if such share had been converted into Common Stock at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Series D Preferred Stock at such time, without regard to any limitations on conversion of the Series D Preferred Stock).
(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with or into any other corporation or other entity, including a merger or consolidation in which the holders of Series D Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5.	Transfer; Conversion.
(a)    Transfer. Neither the initial holder of any share of Series D Preferred Stock nor any of its Affiliates shall be permitted to sell, transfer or otherwise dispose of such Series D Preferred Stock other than in a Permissible Transfer.

(b)    Conversion.
(i)    A holder of Series D Preferred Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Series D Preferred Stock into shares of Common Stock (a “Voluntary Conversion”); provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than 9.99% of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder and its Affiliates of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Series D Preferred Stock). In any such conversion, each share of Series D Preferred Stock will convert into one share of Common Stock. To effect the Voluntary Conversion, the holder shall surrender (the date of such surrender, the “Voluntary Conversion Date”) the certificate or certificates evidencing such shares of Series D Preferred Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation. Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock into which the Series D Preferred Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder’s shares of Series D Preferred Stock, a certificate or certificate(s) representing the number of shares of Series D Preferred Stock that were not converted to Common Stock.
(ii)    On the date (the “Mandatory Conversion Date”) a holder of Series D Preferred Stock transfers any shares of Series D Preferred Stock to a non-Affiliate of the holder in a Permissible Transfer, each such transferred share of Series D Preferred Stock will automatically convert, immediately following such transfer and without any further action on the part of any holder, into one share of Common Stock (a “Mandatory Conversion”).
(iii)    As promptly as practicable following any Mandatory Conversion, the holder of the converted shares shall provide the Corporation a written notice of such conversion (a “Notice of Conversion”). In addition to any information required by applicable law or regulation, the Notice of Conversion shall state (x) the number of shares of Common Stock to be issued in respect of such conversion, (y) the name in which shares of Common Stock to be issued upon such conversion should be registered, and (z) the manner in which certificates of Series D Preferred Stock held by such holder are to be surrendered for issuance of certificates representing shares of Common Stock. No later than three (3) business days following delivery of the Notice of Conversion, with respect to any shares of Series D Preferred Stock as to which a Mandatory Conversion shall have occurred, the Corporation shall issue and deliver certificates representing shares of Common Stock to the holder thereof or such holder’s designee upon presentation and surrender of the certificate evidencing such Series D Preferred Stock to the Corporation and, if required, furnishing appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, and, in the event that such conversion is with respect to some, but not all, of the shares of Series D Preferred Stock represented by the certificate surrendered, the Corporation shall issue and deliver a certificate or certificate(s) representing the number of shares of Series D Preferred Stock that were not converted to Common Stock.
(iv)    Shares of Series D Preferred Stock converted in accordance with this Section 5 will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.
(v)    Prior to the close of business on the Voluntary Conversion Date or Mandatory Conversion Date with respect to any share of Series D Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such shares of Series D Preferred Stock, shall not be deemed outstanding for any purpose, and the holder thereof shall have no rights with respect to the Common Stock (including voting rights) by virtue of holding such share of Series D Preferred Stock.
(vi)    All shares of Common Stock delivered upon conversion of the Series D Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.
(c)    No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or the By-Laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereof, including Section 3(b) and this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the adjustment and conversion rights of the holders of the Series D Preferred Stock against impairment. Nothing in this Section 5(c) shall be deemed to grant approval or voting rights to the holders of Series D Preferred Stock that are in addition to those set forth in Section 9 hereof.
(d)    Reservation of Shares Issuable upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series D Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock; provided that if at any time the number of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Series D Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

6.	Reorganization Events.
(a)    So long as any shares of Series D Preferred Stock are outstanding, if there occurs a Reorganization Event, then a holder of shares of Series D Preferred Stock shall, effective as of the consummation of such Reorganization Event, automatically receive for such Series D Preferred Stock the type and amount of securities, cash and other property receivable in such Reorganization Event by a holder of the number of shares of Common Stock into which the number of shares of Series D Preferred Stock held by such holder would then be convertible (without regard to any limitations on conversion of the Series D Preferred Stock).
(b)    In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the holders of Series D Preferred Stock shall be entitled to participate in such elections as if they had converted all of their Series D Preferred Stock into Common Stock immediately prior to the election deadline.
(c)    For the avoidance of doubt, nothing set forth herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Reorganization Event provided that the Series D Preferred Stock is treated as set forth in this Section 6.

7.
Maturity; Redemption. The Series D Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation. The Series D Preferred Stock will not be redeemable at the option of the Corporation or any holder of Series D Preferred Stock at any time. Notwithstanding the foregoing, nothing contained herein shall prohibit the Corporation from repurchasing or otherwise acquiring shares of Series D Preferred Stock in voluntary transactions with the holders thereof. Any shares of Series D Preferred Stock repurchased or otherwise acquired may be cancelled by the Corporation and thereafter be reissued as shares of any series of preferred stock of the Corporation.

8.	Voting Rights. The holders of Series D Preferred Stock will not have any voting rights, except as provided in Section 9 below or as otherwise from time to time required by law.

9.	Protective Provisions.
(a)    So long as any shares of Series D Preferred Stock are outstanding, the vote or consent of the holders of a majority of the shares of Series D Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Louisiana law:
(i)    any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Articles of Incorporation (including this Certificate of Designation) or the By-Laws that would adversely affect the rights or preferences of the Series D Preferred Stock (which shall not include, for the avoidance of doubt, any Reorganization Event in connection with which the Series D Preferred Stock is treated as provided in Section 6 above or any increase or decrease in the authorized amount of capital stock of the Corporation); or
(ii)    the consummation of a Reorganization Event in connection with which the Series D Preferred Stock is not converted or otherwise treated as provided in Section 6.
Notwithstanding anything to the contrary herein, any increase in the amount of the authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of preferred stock or any securities convertible into preferred stock, in any case ranking equally with, junior to and/or senior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up will not, in and of itself, be deemed to adversely affect rights, preferences or privileges of the Series D Preferred Stock and, notwithstanding any provision of Louisiana law, holders of Series D Preferred Stock will have no right to vote solely by reason of such an increase, creation or issuance.
(b)    Notwithstanding the foregoing, holders of Series D Preferred Stock shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series D Preferred Stock shall have been converted into shares of Common Stock.
(c)    In the event that the Corporation makes (i) an offer to repurchase shares of Common Stock from all of the holders thereof, or (ii) a tender offer for any shares of Common Stock, the Corporation shall also offer to repurchase or make a tender offer for, as applicable, shares of Series D Preferred Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase and otherwise on terms which would provide the holders of the Series D Preferred Stock consideration and other terms equivalent to the terms offered to the holders of Common Stock assuming the Series D Preferred Stock were so converted.

10.
Notices. Any notice required by the provisions hereof to be given to the holders of Series D Preferred Stock will be deemed given upon the earlier of (i) actual receipt and (ii) three (3) business days after being sent by certified or registered mail, postage prepaid, return receipt requested, and addressed to each holder of record at such holder’s address as it appears on the books of the Corporation.

11.
Record Holders. To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Series D Preferred Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.

12.
No Preemptive Rights. Except as may be set forth in any agreement between the Corporation and any holder of Series D Preferred Stock, the holders of Series D Preferred Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation.

13.
Replacement Certificates. In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Corporation’s transfer agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.

14.
Other Rights. The shares of Series D Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.